As filed with the Securities and Exchange Commission on February 19, 2026

Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STRATEGY INC

(Exact name of registrant as specified in its charter)

Delaware	51-0323571
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1850 Towers Crescent Plaza Tysons Corner, Virginia	22182
(Address of Principal Executive Offices)	(Zip Code)

Strategy Inc

2023 Equity Incentive Plan

(Full title of the plan)

Thomas C. Chow

Executive Vice President & General Counsel and Secretary

Strategy Inc

1850 Towers Crescent Plaza

Tysons Corner, Virginia 22182

(Name and address of agent for service)

(703) 848-8600

(Telephone number, including area code, of agent for service)

Copy to:

Thomas S. Ward, Esq.

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

(617) 526-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8, relating to an aggregate of 1,557,712 shares of class A common stock, $0.001 par value per share, issuable under the Strategy Inc (the “Registrant”) 2023 Equity Incentive Plan, as amended (the “2023 Plan”), is being filed for the purpose of registering securities that were previously subject to forfeited awards and have become available for reissuance under the 2023 Plan, which are of the same class as other securities for which a Registration Statement on Form S-8 has previously been filed and is effective. Pursuant to General Instruction E to Form S-8, except as set forth below, this Registration Statement on Form S-8 incorporates by reference the contents of the following Registration Statements on Form S-8 previously filed by the Registrant with the Securities and Exchange Commission (“SEC”):

•	Registration Statement on Form S-8, File No. 333-272283, filed by the Registrant with the SEC on May 30, 2023, relating to the 2023 Plan;

•

Registration Statement on Form S-8, File No.  333-197645, filed by the Registrant with the SEC on July 25, 2014 (the “2014 S-8”), as amended by Post-Effective Amendment No. 1 to the 2014 S-8, File No.  333-197645, filed by the Registrant with the SEC on May 30, 2023, relating to the MicroStrategy Incorporated 2013 Stock Incentive Plan (the “2013 Plan”) and, together with the 2023 Plan, the “Stock Incentive Plans”) and the 2023 Plan;

•

Registration Statement on Form S-8, File No.  333-228431, filed by the Registrant with the Securities and Exchange Commission on November 16, 2018 (the “2018 S-8”), as amended by Post-Effective Amendment No. 1 to the 2018 S-8, File No.  333-228431, filed by the Registrant with the SEC on May 30, 2023, relating to the Stock Incentive Plans; and

•

Registration Statement on Form S-8, File No.  333-266463, filed by the Registrant with the SEC on August 2, 2022 (the “2022 S-8”), as amended by Post-Effective Amendment No. 1 to the 2022 S-8, File No.  333-266463, filed by the Registrant with the SEC on May 30, 2023, relating to the Stock Incentive Plans.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6.	Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete Delaware General Corporation Law (“DGCL”) and Second Restated Certificate of Incorporation as amended and supplemented to date, and as the same may be further amended, supplemented or restated (the “Certificate”).

Section 102(b)(7) of the DGCL provides, generally, that the Certificate may contain a provision eliminating or limiting the personal liability of a director or officer to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provision may not eliminate or limit the liability of (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the Registrant or its shareholders, (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director under section 174 of the DGCL, (iv) a director or officer for any transaction from which the director derived an improper personal benefit, or (v) an officer in any action by or in the right of the corporation. No such provision may eliminate or limit the liability of a director or officer for any act or omission occurring prior to the date when such provision became effective.

Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

The Registrant’s Certificate provides that the Registrant will, to the fullest extent permitted by Section 145 of the DGCL, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Registrant, or is or was serving, or has agreed to serve, at the request of the Registrant, as a director, officer, or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (any such person being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of any Indemnitee in connection with such action, suit or proceeding and any appeal therefrom; provided that the Registrant shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Registrant’s board of directors.

The Registrant maintains an insurance policy that covers certain liabilities of the Registrant’s directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 8.	Exhibits.

The following exhibits are incorporated herein by reference:

Exhibit Number	Description

4.1	Second Restated Certificate of Incorporation of the registrant (incorporated herein by reference to Exhibit 3.1 to the registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003 (File No. 000-24435)).

4.2	Certificate of Amendment to the registrant’s Second Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on January 23, 2025 (File No. 000-24435)).

4.3	Certificate of Amendment to the registrant’s Second Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on August 11, 2025 (File No. 001-42509)).

4.4	Second Amended and Restated By-Laws of the registrant (incorporated herein by reference to Exhibit 3.2 to the registrant’s Current Report on Form 8-K filed with the SEC on August 11, 2025 (File No. 001-42509)).

4.5	Form of Certificate of Class A Common Stock of the registrant (incorporated herein by reference to Exhibit 4.1 to the registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2024 (File No. 000-24435)).

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1).

23.2	Consent of KPMG LLP.

24.1	Power of Attorney (included on the signature page to this Registration Statement).

99.1	Strategy Inc 2023 Equity Incentive Plan (“2023 Plan”) (incorporated herein by reference to Exhibit 10.15 to the registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (File No. 000-24435)).

99.2	Amendment No. 1 to the 2023 Plan (incorporated herein by reference to Exhibit 10.16 to the registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (File No. 001-42509)).

107	Filing Fee Table

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tysons Corner, Commonwealth of Virginia, on this 19th day of February, 2026.

STRATEGY INC

By:	/s/ Andrew Kang
Andrew Kang
Executive Vice President & Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Strategy Inc, hereby severally constitute and appoint Andrew Kang and Thomas C. Chow, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and on our behalf in our capacities as an officer and director to enable Strategy Inc to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Phong Le Phong Le	Director & President & Chief Executive Officer (Principal Executive Officer)	February 19, 2026

/s/ Andrew Kang Andrew Kang	Executive Vice President & Chief Financial Officer (Principal Financial Officer)	February 19, 2026

/s/ Jeanine Montgomery Jeanine Montgomery	Vice President & Chief Accounting Officer (Principal Accounting Officer)	February 19, 2026

/s/ Michael J. Saylor Michael J. Saylor	Chairman of the Board of Directors & Executive Chairman	February 19, 2026

/s/ Peter L. Briger Peter L. Briger	Director	February 19, 2026

/s/ Brian Brooks Brian Brooks	Director	February 19, 2026

/s/ Jane Dietze Jane Dietze	Director	February 19, 2026

/s/ Stephen X. Graham Stephen X. Graham	Director	February 19, 2026

/s/ Jarrod M. Patten Jarrod M. Patten	Director	February 19, 2026

/s/ Carl J. Rickertsen Carl J. Rickertsen	Director	February 19, 2026

/s/ Gregg Winiarski Gregg Winiarski	Director	February 19, 2026